Exhibit 19.1
CLEAR SECURE, INC.
SECURITIES TRADING POLICY
Adopted by the Board of Directors Effective as of February 20, 2025
I.Purpose
To describe the standards of Clear Secure, Inc. (together with its subsidiaries, the “Company”) concerning the trading in the securities of the Company or securities of certain other publicly-traded companies while in possession of material nonpublic information and the handling of non-public information relating to the Company.
II.Persons and Transactions Subject to This Policy
Persons Subject to the Policy. The general prohibitions of this Policy, including the restrictions set forth in Part V (Trading Windows), apply to all directors, officers and employees of the Company, and any contractors or consultants who have access to material nonpublic information concerning the Company and/or other publicly traded companies conducting business with the Company whom the Company has notified as such (collectively, the “Company Personnel”). The restrictions set forth in Part VI (Pre-Clearance of Securities Transactions) apply only to directors, Officers (as defined in Part VI) and certain designated employees. If you are unsure whether you are subject to the restrictions set forth in Parts V and/or VI, please contact the Company’s General Counsel or his or her designee. The use of “you” throughout this Policy refers to the Company Personnel.
The same restrictions applicable to you in this Policy also apply to (i) your spouse, minor children and anyone else living in your household, and any family members who do not live in your household but whose transactions in the Company securities are directed by you or are subject to your influence or control (collectively, “Family Members”) and (ii) trusts, partnerships, corporations, and other entities controlled or managed by you or any of your Family Members (collectively, “Controlled Entities,” and together with Family Members, “Related Parties”). You will be responsible for compliance with this Policy by your Related Parties. Company Personnel and their Related Parties are collectively referred to as “Insiders” in this Policy.
Transactions Subject to the Policy. For purposes of this Policy, references to “trade,” “trading” or to “transactions” mean broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities. Except as specifically set forth elsewhere in this Policy, the prohibitions in this Policy apply to: purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company; gifts of Company securities; loans of Company securities; hedging transactions involving or referencing Company securities; contributions of Company securities to a trust; sales of Company stock acquired upon the exercise of stock options, including broker-assisted cashless exercises of stock options and market sales to raise cash to fund the exercise price of stock options and related tax withholding payments;

and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.
The prohibitions in this Policy do not apply to: the issuance of shares upon exercise, vesting or settlement, as applicable, of stock options, restricted stock or restricted stock units or other equity-based awards granted under the Company’s stock plans or net share settlement associated with such events; sales of the Company’s securities as a selling stockholder in a registered public offering specifically authorized by the Company’s board of directors or duly authorized board committee, in accordance with applicable securities laws; any purchases or sales of Company securities from or to the Company in accordance with applicable securities laws; transferring securities to an entity that does not involve a change in the beneficial ownership of securities (for example, transferring shares from one brokerage account to another brokerage account controlled by you); or transactions in mutual funds invested in Company securities where the Insider does not control the investment decisions on individual stocks within the fund or portfolio and the Company securities do not represent a substantial portion of the assets of the fund portfolio.
The general prohibitions in this Policy also apply to transactions in the securities of another public company while in possession of material nonpublic information concerning such company that was obtained in the course of employment or service with the Company, as further explained in Section III below.
III.Policy Statement
If an Insider possesses material nonpublic information (as further discussed below) concerning the Company, the Insider may not:
•effect transactions in securities of the Company (other than pursuant to an approved Rule 10b5-1 Plan (as defined in Part VII below) or engage in any other action that take advantage of that information;
•pass that information on to any person within the Company, unless that person has a clear need to know in order to perform his or her business duties, or to any person outside the Company, except as permitted under applicable Company policies and procedures;
•suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of that information; or
•assist anyone engaged in any of the foregoing activities.
This Policy will continue to apply even after termination of employment or service with the Company to the extent that you are in possession of material nonpublic information at the time of termination of employment or service with the Company until such time as the information becomes public or ceases to be material. In addition, if you are subject to any closed trading window at the time of your termination, then you will remain subject to the trading restrictions until the end of the relevant closed trading window.
This Policy also applies to material nonpublic information that you obtained in the course of your employment or service with the Company, concerning any other publicly traded company with which the Company has a business relationship or a potential business relationship, including:
•our customers, clients or suppliers,
•any entity with which we may be negotiating a major transaction or business combination, or
•any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.
Neither you nor any Related Party may effect transactions in the securities of such other public company while in possession of material nonpublic information concerning such company that was obtained in the course of your employment or service with the Company or suggest or otherwise recommend that anyone else effect transactions in the securities of such other public company. In certain situations, U.S. or other securities laws may also prohibit trading (or recommending or suggesting that anyone else trade) in the securities of any other company while the person has material nonpublic information obtained in the course of the person’s employment or service with the Company that, even if not directly about the other company, could materially affect the market price for securities of that other company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of a company. In short, any information about a company that could reasonably affect the price of such company’s securities may be considered material information. The information may concern the Company or another publicly traded company. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:
•unannounced quarterly or annual financial results;
•projections of future earnings or losses, or other guidance concerning earnings;
•the fact that earnings are inconsistent with consensus expectations;

•a pending or proposed merger, joint venture, acquisition or tender offer;
•a significant sale of assets or the disposition of a subsidiary or business unit;
•financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, changes in dividend policies or the declaration of a stock split or the offering of additional securities and changes to the rights of securityholders);
•changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•impending bankruptcy or other financial liquidity problems;
•a significant cyber incident that has not been disclosed;
•changes in legislation affecting our business; and
•the gain or loss of a substantial customer, client or supplier.
20-20 Hindsight. Remember, if a securities transaction becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight. If you are unsure whether particular nonpublic information is material, you should always err on the side of deciding that the information is material and not trade or consult the Company’s General Counsel or his or her designee before making any decision to trade or disclose such information.
Tipping Information to Others. Whether the information is proprietary information about the Company or another company that you obtained in the course of your employment or service with the Company or other proprietary information that could have an impact on the price of the Company’s securities or the price of such other company’s securities, you must not pass the information on to others except to those other Company Personnel who require the information in order to perform their business duties. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Generally, information can be considered available to the public when it has been disseminated by a method that is reasonably designed to provide broad distribution of the information to the public, such as through a press release over the wire and/or a filing with the Securities and Exchange Commission (the “SEC”) or by means of a Regulation FD-compliant webcast, and the marketplace has had enough time to absorb the information. As a general rule, for purposes of this Policy, information should not be considered fully absorbed by the marketplace until one full trading day has elapsed after the information is released. Thus, if information is released prior to the opening of market on a Monday, trading may take place on Tuesday. However, if the information is released after the opening of market on a Monday, trading may not take place until Wednesday.
Transactions under Company Plans.
1.Stock Option Exercises. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below) or the withholding of shares by the Company underlying the options to satisfy the payment of the exercise price or any tax withholding obligations in a manner permitted by the applicable equity award agreement, it does apply to the sale of common stock received upon exercise. This Policy applies, however, to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option or to pay the withholding taxes.
2.Stock Awards. This Policy does not apply to vesting or settlement, as applicable of restricted stock or restricted stock units or other equity-based awards granted under the Company’s stock plans or net share settlement associated with such events; however, this Policy applies to any sale of stock upon vesting or settlement of restricted stock or restricted stock units.
3. 401(k) Plan. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under its 401(k) plan):
•increasing or decreasing periodic contributions allocated to the purchase of Company securities;
•intra-plan transfers of an existing balance in or out of Company securities;
•borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
•pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.
Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each Company Personnel has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information in order to perform his or her business duties, and no such information may be disclosed to any third parties outside the Company, except as required or otherwise contemplated by your function or position in accordance with applicable Company policies and procedures.
You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public and taking extra care when distributing such information electronically.
IV.Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any Company Personnel to engage in short-term or speculative transactions involving the Company’s securities, Insiders are prohibited from engaging in any of the following activities with respect to securities of the Company, whether or not such person possesses material nonpublic information concerning the Company:
1.Pledging or purchasing Company securities on margin. Insiders may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company as collateral for a loan.
2.Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling Company securities short. This Policy expands this prohibition to cover all Insiders.
3.Buying or selling puts, calls, options or other derivatives in respect of securities of the Company. This prohibition extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of the Company.
4.Hedging. Insiders are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities whether they are (1) granted to you by the Company as part of your compensation; or (2) otherwise held, directly or indirectly, by you.
Although this Policy does not prohibit standing or limit orders, Insiders should use extreme caution when placing standing or limit orders with a broker (other than under an approved Rule 10b5-1 Plan as described in Part VII below). Such open orders may result in the execution of a trade by a broker at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities (e.g., during a closed trading window), which may result in inadvertent insider trading violations, violations of Section 16 (in the case of directors and Officers) and violations of this Policy. If a standing order or limit order must be placed (outside of an approved Rule 10b5-1 plan), the order should be used only for a brief period of time and must be terminated prior to the end of an open trading window (if applicable) or if you subsequently obtain material nonpublic information and must otherwise comply with the restrictions and procedures in this Policy.
V.Trading Windows
The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers and employees are trading while aware of material nonpublic information, all Insiders will be subject to quarterly trading windows.
The Company has established the following closed trading windows in relation to the publication of its annual and quarterly results: (a) the period commencing two weeks prior to the end of its fiscal year and ending on and including the first trading day after public announcement of the Company’s annual financial results and (b) the period commencing two weeks prior to the end of each of its fiscal quarters and ending on and including the first trading day after public announcement of the Company’s financial results for such quarter.
During these closed trading windows, all Insiders are prohibited from effecting transactions in securities of the Company (except as otherwise expressly provided in this Policy).
You should be aware that the closed trading windows described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is during an open trading window and, accordingly, may notify some or all of Company Personnel of a closed trading window period at any time (referred to as “special closed trading windows”). For example, a short closed trading window period may be imposed shortly before issuance of interim earnings guidance or trading may be suspended temporarily because the Company is involved in a highly sensitive transaction that has not yet been disclosed to the public. Those subject to trading window requirements will receive notice of any modification by the Company of the window period policy or of any special closed trading window, as applicable. Any person made aware of a special closed trading window shall not trade in the Company’s securities while the trading suspension is in effect and shall not disclose the existence of the closed trading window to anyone else inside or outside the Company. Persons subject to the window period restrictions who terminate their employment or service with the Company during a closed trading window will remain subject to the restrictions until the end of such closed trading window period.

The General Counsel or his or her designee may, on a case-by-case basis, authorize effecting a transaction in Company securities during a closed trading window (but in no event during a special closed trading window) under certain very limited circumstances for Company Personnel other than directors and Officers. Any request for an exemption must be (i) made at least two business days prior to the anticipated transaction date by notifying the General Counsel or his or her designee in writing of the circumstances and the amount and nature of the proposed transaction and (ii) certifying to the Company that the person is not in possession of material nonpublic information concerning the Company.
If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(“Officer”) shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.
The restrictions during closed trading windows summarized above do not apply to transactions under an approved Rule 10b5-1 Plan. See Part VII below for the principles applicable to transactions under Rule 10b5-1 Plans.
VI.Pre-Clearance of Securities Transactions
To provide assistance in preventing inadvertent violations of the law (which could result for example, from failure by directors and Officers and avoiding even the appearance of an improper transaction (which could result, for example, where an Officer engages in a trade while unaware of a pending major development), the following procedures apply to the persons described below at all times even if it is an open trading window at the time:
Except as specified in this Policy, all transactions in securities of the Company by the following persons and their Related Parties must be pre-cleared with the Company’s General Counsel or his or her designee:
•directors and their assistants;
•any Officers, and their assistants;
•employees in the accounting, finance and legal departments; and
•any other person designated by the General Counsel or his or her designee.
Persons subject to these restrictions should contact the General Counsel or his or her designee (or in the case of a request by the General Counsel, the Chief Financial Officer) at least two business days (or such shorter period as the General Counsel or his or her designee may determine) in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for three business days following the approval date, but regardless the transaction may not be executed if the person becomes aware of material nonpublic information concerning the Company after receiving pre-clearance but before the transaction has been executed. If a transaction for which pre-clearance has been granted is not effected (i.e., the trade is not placed) within such three business day period, the transaction must again be pre-cleared.
To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.
Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.
The preclearance procedures summarized above do not apply to transactions under an approved Rule 10b5-1 Plan. See Part VII below for the principles applicable to transactions under Rule 10b5-1 Plans.
VII.Rule 10b5-1 Plans.
The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides an affirmative defense against insider trading liability for trades that are effected pursuant to a written plan, contract, instruction or arrangement that meets the specified conditions in Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Trading Plan”).
Transactions under a Rule 10b5-1 Plan may occur even when the person who has entered into the plan is aware of material nonpublic information. In addition to complying with the requirements of Rule 10b5-1 under the Exchange Act, under this Policy, the adoption, amendment/modification or termination of a Rule 10b5-1 Trading Plan must be approved in advance by the General Counsel. Please contact the General Counsel for any questions regarding Rule 10b5-1 Plans, or if you are considering any similar plan or trading arrangement, as Rule 10b5-1 is complex.
The Company will treat the adoption, modification or termination of a Rule 10b5-1 Plan as a transaction subject to the trading window restrictions set forth in Part V of this Policy. Transactions effected pursuant to an approved Rule 10b5-1 Plan, however, will not be subject to the window periods under Part V of this Policy.
The Company will treat the adoption, modification or termination of a Rule 10b5-1 Plan as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is adopted, amended or terminated. Persons subject to the pre-clearance procedures should coordinate any such plans or arrangements with the Company’s General Counsel or his or her designee. Even though each transaction effected under a Rule 10b5-1 Plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act in the case of directors and Officers.
VIII.Company Transactions
    From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (and/or in compliance with the Company’s equity plans and award agreements, if applicable).
IX.Certification
    All Company Personnel subject to this Policy must certify their understanding of, and compliance with this Policy annually.
X.Consequences of Violations
Persons who engage in insider trading or tipping may be subject to criminal penalties, including imprisonment of up to 20 years, criminal fines up to $5 million and civil penalties up to three times the profits gained or losses avoided. Violations of this Policy may also result in disciplinary action, up to and including immediate termination of employment, whether or not the person’s failure to comply with the Policy results in a violation of the law.
XI.Assistance
Any person who has any questions about this Policy or about specific transactions may contact the Company’s General Counsel or his or her designee. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.